Investor Contact:
Tim Reeves (314) 553-2197
Timothy.reeves@emerson.com
Media Contacts:
Casey Murphy (314) 982-6220
casey.murphy@fleishman.com
George Sard/Jared Levy/David Millar (212) 687-8080
Emerson-SVC@sardverb.com

Emerson Announces Review of Operational, Capital Allocation
and Portfolio Initiatives

ST. LOUIS, October 1, 2019 - Emerson (NYSE: EMR) today announced that it is conducting a comprehensive review of the Company’s operational, capital allocation and portfolio initiatives to enhance shareholder value and position the Company for both near- and long-term success. Emerson’s Board will lead the evaluation, which will be supported by a leading consulting firm and independent legal and financial advisors.

“Following discussions with our Board and management team over the course of this year, we have concluded that a thorough review of our cost structure, capital allocation, and portfolio will inform decisions that drive strong value creation for our shareholders in what we expect to be an uncertain environment,” said Chairman and Chief Executive Officer David N. Farr. “While we remain positive on Emerson’s end markets, we anticipate a challenging geopolitical and economic landscape over the next couple of years. We are focused on ensuring we are well positioned to successfully drive outperformance and shareholder value,” said Farr.

Clemens A.H. Boersig, Lead Independent Director, said: “Emerson has a long history of taking action to drive shareholder value. This remains the Board’s principal focus as we undertake this review.”

Emerson has undertaken three major repositioning efforts since 2000. Most recently, in 2015, Emerson announced and successfully executed a strategic repositioning of the Company, divesting almost a third of 2014 sales and narrowing its focus from five platforms to two. Emerson returned a portion of the divestiture proceeds to shareholders and reinvested in its businesses through strategic acquisitions that have strengthened the Company and will contribute to higher growth, earnings and cash flow.

Emerson’s commitment to shareholder value creation is evident in its track record of returning capital to shareholders, which is targeted at 50-60% of operating cash flow. Over the last 10 years, Emerson has returned $21 billion to shareholders, including share repurchases of $10 billion - retiring more than 20% of share capital. The Company is committed to continuing to increase its dividend, which it has done for 62 consecutive years.

“We value the perspectives of all our shareholders, and we look forward to continuing to engage with them to inform our views as the Board considers key decisions about the future of the Company,” concluded Farr.

Emerson will provide the market with an update when the Board has concluded the review.

The Company today also reaffirmed its full year 2019 GAAP earnings per share guidance of $3.60 to $3.70. Further details on the fourth quarter and full-year results will be provided prior to the market open on Tuesday, November 5, 2019.

About Emerson
Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and engineering company providing innovative solutions for customers in industrial, commercial and residential markets. Our Automation Solutions business helps process, hybrid and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Our Commercial & Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency and create sustainable infrastructure. For more information visit Emerson.com.

Upcoming Investor Events
On Tuesday, November 5, 2019, Emerson will report its fourth quarter and full-year 2019 results prior to market open and host an investor conference call that same day, beginning at 2:00 p.m. Eastern Time, 1:00 p.m. Central Time. Participants can access a live webcast available at www.emerson.com/financial at the time of the call. A replay of the call will remain available for 90 days.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the outcome and ultimate impact of the review referred to herein, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

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